Exhibit 10.5

Award Date: July 27, 2020

RESTRICTED STOCK UNIT AWARD AGREEMENT (CEO NEW HIRE)
GRANTED UNDER THE LOCKHEED MARTIN CORPORATION
2020 INCENTIVE PERFORMANCE AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

This Award Agreement applies to the Restricted Stock Units (“RSUs”) granted by Lockheed Martin Corporation to you as of the Award Date (defined above) under the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (“Plan”). The term Restricted Stock Unit or RSU as used in this Award Agreement refers only to the Restricted Stock Units awarded to you under this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its Subsidiaries.

Each RSU entitles you, upon satisfaction of the continuous employment and other requirements set forth in this Award Agreement and the Plan, to receive from the Corporation: (i) one (1) share of the Corporation’s common stock, par value $1.00 per share (“Stock”); and (ii) a cash payment equal to the sum of any cash dividends paid to stockholders of the Corporation during the Vesting Period (as defined below), each in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee (“Committee”) of the Board of Directors.

        This Award Agreement sets forth some of the terms and conditions of your Award under the Plan, as determined by the Committee. Additional terms and conditions, including tax information, are contained in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. In the event of a conflict between this Award Agreement and the Plan, the Plan document will control. The number of RSUs applicable to your Award are set forth in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Corporation or its designee at http://www.stockplanconnect.com. The Prospectus is also available at this website.

Except as described in Section 10, your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than August 31, 2020. Except as

Award Date: July 27, 2020

described in Section 10, if you do not properly acknowledge your acceptance of this Award Agreement on or before August 31, 2020, this Award will be forfeited.

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above and in Section 10, this Award will be effective as of the Award Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Section 10, Exhibit A (“Post-Employment Conduct Agreement”) and Exhibit B (“Stock Ownership Requirements”), as amended from time to time, except where prohibited by law.

1.CONSIDERATION FOR AWARD

        The consideration for the RSUs is your continued service to the Corporation as an Employee through the second anniversary of the Award Date. If you do not continue to perform services for the Corporation as an Employee through the second anniversary of the Award Date, your Award will be forfeited in whole or in part, as set forth below under “VESTING AND FORFEITURE.”

2.RIGHTS OF OWNERSHIP, RESTRICTIONS ON TRANSFER

        Until each Vesting Date, as set forth below under “VESTING AND FORFEITURE,” your unvested RSUs will be subject to forfeiture. Until the Vesting Date of a particular RSU and a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your RSUs on any matter put to the stockholders of the Corporation; you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber RSUs; and you will not have the right to receive any dividends paid to stockholders or dividend equivalents on the RSUs.

        On each Vesting Date, subject to the forfeiture provisions set forth below, each RSU which has vested will be exchanged for a certificate (either in paper or book entry form) evidencing one (1) share of Stock issued in your name and a cash amount equal to the dividends that would have been paid to you had you owned such share from the Award Date until the applicable Vesting Date (“Deferred Dividend Equivalents” or “DDEs”). Your shares and the cash payment for the DDEs will be delivered to you as soon as practicable, but not later than sixty (60) days following the Vesting Date, and in no event later than the March 15 following such Vesting Date.

The certificates delivered to you may contain any legend the Corporation determines is appropriate under the securities laws.

You are responsible for payment of all Taxes imposed on you as a result of the Award. The Corporation will comply with all applicable U.S. Tax withholding requirements applicable to the RSUs, the DDEs, and associated Stock. Please see the Prospectus for the Plan for a discussion of certain material U.S. Tax consequences of the Award. Any withholding Tax on shares of Stock (and associated DDEs) deliverable to you will be satisfied by means of the Corporation’s reducing the number of shares of Stock (and associated DDEs) deliverable to you in respect of vested RSUs. If you are an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate. If you are not an Insider at

Award Date: July 27, 2020

the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate, unless you elect otherwise in accordance with procedures established by the Corporation during an election window offered by the Corporation. If you elect a lower tax rate for withholding, then you may owe additional taxes as a result of the payment of the vested RSUs (and associated DDEs).

If any Tax withholding is required with respect to any Award (including with respect to associated DDEs) during the Vesting Period, the Corporation generally shall reduce the Award by the number of shares of Stock and/or the amount of associated DDEs with a value equal to the Tax withholding obligation and such shares of Stock and/or DDEs will be used to satisfy the Tax withholding obligation.

The Corporation shall also have the right to (i) offset any other obligation of the Corporation to you (including but not limited to, by withholding from your salary) by an amount sufficient to satisfy the Tax withholding obligation, or (ii) require you (or your estate) to pay the Corporation an amount equal to the Tax withholding obligation.

        If a payment under this Award constitutes nonqualified deferred compensation under Section 409A of the Code, no payment due upon termination of employment shall be made unless the termination of employment is a “separation from service” as defined in Section 409A of the Code and accompanying regulations. In the event Section 409A(a)(2)(B)(i) of the Code applies because you are a specified employee receiving a distribution on account of a termination of employment, delivery of Stock and the DDEs may be delayed for six months from such date. Similarly, if you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), delivery of Stock following a Vesting Date for any reason may be delayed for six months. For example, if the delivery of the Stock would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, delivery will be delayed until the earliest date upon which the delivery either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

After the Stock is delivered to you, you will enjoy all of the rights and privileges associated with ownership of the shares, including the right to vote on any matter put to stockholder vote, to receive dividends, and to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed on those shares prior to the Vesting Date, your ability to sell or pledge the shares may be limited under the federal securities laws or corporate policy.

In the event of your death, the Stock and cash payment for the DDEs in respect of your RSUs will be transferred to your estate.

3.VESTING AND FORFEITURE

        The vesting of the RSUs awarded under this Award Agreement along with the associated DDEs is subject to your acceptance of this Award Agreement as described in Section 10 by August 31, 2020, and your continuous employment with the Corporation from the Award Date in accordance with the following schedule:

Award Date: July 27, 2020

Period of Your Continuous Service from the Award Date (each, a “Vesting Date”)	Amount of RSUs that Becomes Vested on the Vesting Date
One Year, until July 27, 2021	7,689
Two Years, until July 27, 2022	7,180
All of your rights to the unvested RSUs and to receive Stock for your unvested RSUs and the associated DDEs will cease without further obligation on the part of the Corporation unless you personally accept this Award Agreement as provided below in Section 10 by August 31, 2020, and each tranche of unvested RSUs and the associated DDEs will be forfeited unless you continue to provide services to the Corporation as an Employee of the Corporation from the Award Date until the applicable Vesting Date (the “Vesting Period”), subject only to the specific exceptions provided below.

4.DEATH AND DISABILITY

        Your unvested RSUs and the DDEs will immediately vest and no longer be subject to the continuing employment requirement if:

(a)you die while still employed by the Corporation; or

(b)you terminate employment as a result of your total disability. Your employment will be treated as terminating because of a total disability on the date you commence receiving a benefit under the Corporation’s long-term disability plan in which you participate (or, if you are not enrolled in the Corporation’s long-term disability plan, on the date on which long-term disability benefits would have commenced under the plan under which you would have been covered, had you enrolled, using the standards set forth in that plan).

        The vested RSUs will be exchanged for shares of Stock and the DDEs will be paid in cash as soon as practicable, but no later than sixty (60) days after the date of your termination of employment on account of death or total disability, and in no event later than the March 15 next following the year in which such termination occurs.

Except as otherwise determined by the Corporation in its discretion in accordance with Section 10, in the event that you die and have not properly acknowledged acceptance of the Award prior to your death (or by August 31, 2020, whichever comes first), you will forfeit all of your RSUs granted hereunder and all of your rights to the RSUs and to receive Stock for your RSUs and the DDEs will cease without further obligation on the part of the Corporation.

5.LAYOFF

If you are laid off by the Corporation, you will become immediately vested in the amount of RSUs specified in the following table as corresponding with the effective date of your layoff:

Effective Date of Layoff	Amount of RSUs that Becomes Vested
Prior to July 27, 2021	7,689
July 28, 2021 – July 27, 2022	7,180

Award Date: July 27, 2020

        The vested RSUs will be exchanged for shares of Stock, and the related DDEs associated with the vested portion of your RSUs will be paid in cash as soon as practicable, but no later than sixty (60) days after the effective date of your layoff, and in no event later than the March 15 following the effective date of your layoff.

As a condition to the vesting of any RSUs (and associated DDEs) upon your layoff in accordance with this Section 5, you will be required to execute and deliver to the Corporation a general release of claims against the Corporation in a form acceptable to the Corporation within the time period specified by the Corporation in such release and not revoke such release within any revocation period provided for therein. Except as otherwise expressly provided by the Corporation in writing, a failure to satisfy this condition will result in forfeiture of such RSUs (and associated DDEs) upon your layoff.

6.RETIREMENT, RESIGNATION OR TERMINATION BEFORE A VESTING DATE

        Except where prohibited by law, if you retire, resign or your employment otherwise terminates before a Vesting Date, other than on account of death, total disability, layoff (as described above), Divestiture (as described below) or Change in Control (as described below), you will forfeit your unvested RSUs and the associated DDEs on the date of your termination.

Except where prohibited by law, if your employment terminates before a Vesting Date by action of the Corporation due to your misconduct, then you will forfeit your RSUs and the associated DDEs on the date of your termination. The Committee will determine if your employment terminates due to misconduct.

7.DIVESTITURE

In the event of a Divestiture (as defined below) of all or substantially all of a business operation of the Corporation prior to a Vesting Date and such Divestiture results in the termination of your employment with the Corporation or its subsidiaries and the transfer of such employment to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the Committee may arrange for such other party or entity to assume or continue your unvested RSUs or substitute equivalent restricted securities for your RSUs, with the same terms and conditions that apply to your RSUs pursuant to this Award Agreement, and the remainder of this Section 7 shall not apply.

        If (i) such assumption, continuance or substitution of your unvested RSUs does not occur, (ii) the Divestiture results in the termination of your employment with the Corporation or its subsidiaries, and (iii) your employment transfers to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the following rules will apply:

        (a) Pro Rata Vesting. You shall be eligible to receive a fraction of your unvested RSUs and the associated DDEs with respect to such fraction.  The numerator of such fraction shall equal the total number of days in the period beginning on the later of the Award Date and the last Vesting Date before your employment as an Employee terminated due to the Divestiture and ending on the date your employment terminated due to Divestiture.  The denominator of such fraction shall equal the total number of days in the period beginning on the later of the Award Date and last Vesting Date before your employment as an Employee terminated due to

Award Date: July 27, 2020

the Divestiture and ending on the second anniversary of the Award Date.  Fractional shares shall be rounded up to the next whole share.

        (b) No Further Rights. The Committee shall have complete and absolute discretion to make the determinations called for under this Section 7, and all such determinations shall be binding on you and on any person who claims all or any part of your RSUs and associated DDEs on your behalf as well as on the Corporation. If you terminate employment prior to the second anniversary of the Award Date due to Divestiture but are eligible to receive a portion of your RSUs and associated DDEs as a result of this Section 7, payment of such portion of your RSUs and associated DDEs shall be in full satisfaction of all rights you have under this Award Agreement and you will receive shares of Stock in exchange for RSUs and the cash payment for the DDEs as soon as practicable, but no later than sixty (60) days after your termination of employment with the Corporation.

        For the purposes of this Section 7, the term “Divestiture” shall mean a transaction that results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Corporation, by one or more of the Corporation’s subsidiaries or by any combination thereof.

8.CHANGE IN CONTROL DURING VESTING PERIOD

In the event of a consummation of a Change in Control during the Vesting Period, the number of unvested RSUs subject to this Award and associated DDEs will become vested (i) on the effective date of the Change in Control if the RSUs are not assumed, continued, or equivalent restricted securities are not substituted for the RSUs by the Corporation or its successor, or (ii) if the RSUs are assumed, continued or substituted by the Corporation or its successor, on the effective date of your involuntary termination by the Corporation or its successor other than for Cause (as defined herein, not including death or total disability) or your voluntary termination with Good Reason (as defined herein), in either case, within the 24-month period following the consummation of the Change in Control.

In the event any unvested RSUs and associated DDEs vest in accordance with this Section 8 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and the associated DDEs (less any Tax withholding) shall be delivered to you within 14 days of the date on which you become vested.

(a)“Cause” shall mean either of the following:

(i)Conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability); or

(ii)Willful misconduct that is materially injurious to the Corporation’s financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by you (a) in bad faith; (b) for the purpose of receiving an actual

Award Date: July 27, 2020

improper personal benefit in the form of money, property or services; or (c) in circumstances where you had reasonable cause to believe that the act or failure to act was unlawful.

(b)“Good Reason” shall mean, without your express written consent, the occurrence of any one or more of the following after the Change in Control:

(i)A material and substantial reduction in the nature or status of your authority or responsibilities;

(ii)A material reduction in your annualized rate of base salary;

(iii)A material reduction in the aggregate value of your level of participation in any short or long term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies;

(iv)A material reduction in the aggregate level of participation in equity-based incentive compensation plans; or

(v)Your principal place of employment is relocated to a location that is greater than 50 miles from your principal place of employment on the date the Change in Control is consummated.

Your continued employment following an event that would constitute a basis for voluntary termination with Good Reason shall not constitute Good Reason if you consent to, or waive your rights with respect to any circumstances constituting Good Reason. In addition, the occurrence of an event described in (i) through (v) shall constitute the basis for voluntary termination for Good Reason only if you provide written notice of your intent to terminate employment within 90 days of the first occurrence of such event and the Corporation has had at least 30 days from the date on which such notice is provided to cure such occurrence. If you do not terminate employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

9.AMENDMENT AND TERMINATION OF PLAN OR AWARDS

        As provided in Section 9 of the Plan, subject to certain limitations contained within Section 9, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time deviate from or amend this Award Agreement. Notwithstanding Section 9 of the Plan, no such amendment, suspension or discontinuance of the Plan or deviation from or amendment of Award Agreements will, except with your express written consent, adversely affect your rights under this Award Agreement. This Award Agreement shall not be amended or interpreted in a manner that is reasonably believed to result in the imposition of Tax under Section 409A of the Code.

10.ACCEPTANCE OF AWARD AGREEMENT; ELECTRONIC DELIVERY

Award Date: July 27, 2020

        No Award is enforceable until you properly acknowledge your acceptance of this Award Agreement by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than August 31, 2020. Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance (and not by your estate, your spouse or any other person) and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. Notwithstanding the foregoing, this Award will be enforceable and deemed accepted, and will not be forfeited, if you are unable to accept this Award Agreement personally by August 31, 2020, due to your death, disability, incapacity, deployment in the Armed Forces, or similar unforeseen circumstance as determined by the Corporation in its discretion. If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement electronically on or before August 31, 2020, by going to the Stock Plan System at http://www.stockplanconnect.com.

        Assuming prompt and proper acknowledgment of this Award Agreement as described above, this Award will be effective as of the Award Date.

        By accepting this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award from the Stock Plan System (http://www.stockplanconnect.com) as well as to electronic delivery of the Corporation’s annual report on Form 10-K, proxy statement and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Vice President of Compensation and Performance Management at Lockheed Martin Corporation, Mail Point 126, 6801 Rockledge Drive, Bethesda, MD 20817. The Corporation will deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan through the Stock Plan System. The Corporation will request your consent to participate in the Plan through the Stock Plan System. You hereby consent to receive such documents and agree to participate in the Plan through the Stock Plan System.

        Except as described above, if you do not personally acknowledge your acceptance of this Award Agreement on or before August 31, 2020, this Award will be forfeited as noted above.

11.POST-EMPLOYMENT COVENANTS

        Except where prohibited by law, by accepting this Award Agreement as described in Section 10, you agree to the terms of the Post-Employment Conduct Agreement contained in Exhibit A to this Award Agreement.

12.STOCK OWNERSHIP REQUIREMENTS

Except where prohibited by law, by accepting this Award Agreement through the procedure described in Section 10, you acknowledge receipt of the Stock Ownership Requirements (“Ownership Requirements”) attached as Exhibit B and agree to comply with such Ownership Requirements as amended from time to time.

13.EMPLOYEE ACKNOWLEDGEMENT

You acknowledge and agree that:

Award Date: July 27, 2020

(a)the Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time;

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of any RSUs, or benefits in lieu of any RSUs even if RSUs have been granted repeatedly in the past;

(c)all determinations with respect to such future RSUs, if any, including but not limited to the times when RSUs shall be granted or when RSUs shall vest, will be at the sole discretion of the Committee or its delegate;

(d)your participation in the Plan is voluntary;

(e)the value of the RSUs is an extraordinary item of compensation, which is outside the scope of your employment contract (if any), except as may otherwise be explicitly provided in your employment contract;

(f)the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g)the RSUs shall expire upon termination of your employment for any reason except as may otherwise be explicitly provided in the Plan and this Award Agreement;

(h)the future value of the shares is unknown and cannot be predicted with certainty; and

(i)no claim or entitlement to compensation or damages arises from the termination of the RSUs in accordance with the Plan and this Award Agreement or diminution in value of the RSUs or Stock and you irrevocably release the Corporation and your employer from any such claim that may arise.

14.MISCELLANEOUS

        If you are on leave of absence, for the purposes of the Plan, you will be considered to still be in the employ of the Corporation unless otherwise provided in an agreement between you and the Corporation.

        Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. Neither the value of the RSUs awarded to you nor the DDEs will be taken into account for other benefits offered by the Corporation, including but not limited to retirement benefits. Notwithstanding any other provision of this Award Agreement to the contrary, no Stock will be issued to you pursuant to this Award Agreement within six months from the Award Date.

Award Date: July 27, 2020

        Transactions involving Stock delivered under this Award Agreement are subject to the securities laws and CPS 722 (a copy of which has been made available to you). Among other things, CPS 722 prohibits employees of the Corporation from engaging in transactions that violate securities laws or involve hedging or pledging stock. Insiders are subject to additional restrictions. The Corporation recommends that Insiders consult with the Senior Vice President, General Counsel and Corporate Secretary or her staff before entering into any transactions involving Stock or RSUs.

        You have no rights as a stockholder to any securities covered by this Award Agreement until the date on which you become the holder of record of such securities. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Plan.

Award Date: July 27, 2020

Exhibit A

Post-Employment Conduct Agreement
(RSU Grant)

        This Post-Employment Conduct Agreement (this “PECA”) attached as Exhibit A to the Award Agreement with an Award Date of July 27, 2020, (the “Award Agreement”) is entered into in consideration of, among other things, the grant of restricted stock units to me under the Award Agreement (the “RSUs”) pursuant to the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (the “Plan”). References to the “Corporation” shall include Lockheed Martin Corporation and its Subsidiaries. By accepting the RSUs, I agree as follows:

1.Restrictions Following Termination of Employment.

(a)Covenant Not To Compete – Without the express written consent of the ”Required Approver” (as defined in Section 6), during the one-year period (or two-year period for Elected Officers) following the date of my termination of employment (the “Termination Date”) with the Corporation, I will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined in Section 6), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case,

(i)oversees, controls or affects the design, operation, research, manufacture, marketing, sale or distribution of “Competitive Products or Services” (as defined in Section 6) of or by the Restricted Company, or

(ii)would involve a substantial risk that the “Confidential or Proprietary Information” (as defined in Section 1(c) below) of the Corporation (including but not limited to technical information or intellectual property, strategic plans, information relating to pricing offered to the Corporation by vendors or suppliers or to prices charged or pricing contemplated to be charged by the Corporation, information relating to employee performance, promotions or identification for promotion, or information relating to the Corporation’s cost base) could be used to the disadvantage of the Corporation.

I acknowledge and agree that enforcement of this PECA pursuant to Sections 1(a)(i) and (ii) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c).

Section 1(a)(i) and (ii) shall not apply to residents of California.

        To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct (such as the ABA Model Rules of Professional Conduct and state versions thereof), Sections 1(a)(i) and (ii) and Section 1(b) relating to non-solicitation, shall apply to individuals who are employed by the Corporation in an attorney position and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation does not include practicing law.

Award Date: July 27, 2020

        In lieu of Section 1(a)(i) and (ii), as well as Section 1(b) relating to non-solicitation, the following Section 1(a)(iii) shall apply to individuals who are employed by the Corporation in an attorney position, and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation includes practicing law.

(iii)Post-Employment Activity As a Lawyer – I acknowledge that as counsel to the Corporation, I owe ethical and fiduciary obligations to the Corporation and that at least some of these obligations will continue even after my Termination Date with the Corporation. I agree that after my Termination Date I will comply fully with all applicable ethical and fiduciary obligations that I owe to the Corporation. To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct, I agree that I will not:

a.Represent any client in the same or a substantially related matter in which I represented the Corporation where the client’s interests are materially adverse to the Corporation; or

b.Disclose confidential information relating to my representation of the Corporation, including the disclosure of information that is to the disadvantage of the Corporation, except for information that is or becomes generally known.

The Corporation’s Senior Vice President, General Counsel, and Corporate Secretary or the General Tax Counsel, as applicable, will determine in his or her discretion whether an individual is employed by the Corporation in an attorney position.

(b)Non-Solicit – Without the express written consent of the Required Approver, during the two-year period following the Termination Date, I will not (i) cause or attempt to cause, directly or indirectly, the complete or partial loss of any contract in effect before the Termination Date between the Corporation and any customer, supplier, distributor or manufacturer of or to the Corporation with which I was responsible, in whole or in part, for soliciting, negotiating, implementing, managing, or overseeing or (ii) induce or attempt to induce, directly or indirectly, any person who is an employee of the Corporation with whom I worked or interacted with within two years prior to the Termination Date to cease employment with the Corporation in order to perform work or services for any entity other than the Corporation. I acknowledge and agree that the enforcement of this PECA pursuant to Section 1(b)(i) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c).

(c)Protection of Proprietary Information – Except to the extent required by law, following my Termination Date, I will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements that I signed while employed by the Corporation committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of the Corporation or any of its affiliates, subsidiaries, related companies, joint ventures, partnerships, customers, suppliers, partners, contractors or agents, in each case in accordance with the terms of such agreements. I will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of the Corporation or others to which I had access or that I was responsible for creating or overseeing during my

Award Date: July 27, 2020

employment with the Corporation. In the event I become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, I will immediately notify the Corporation’s Senior Vice President, General Counsel and Corporate Secretary as to the existence of the obligation and will cooperate with any reasonable request by the Corporation for assistance in seeking to protect the information. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Corporation shall be and remain the property of the Corporation. For purposes of this PECA, “Confidential or Proprietary Information” means trade secrets, as defined by applicable law, and Proprietary Information within the meaning of CRX-015C (a copy of which has been made available to me), including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business, technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)existing and contemplated business, marketing and financial business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers and competitors,

(ii)existing and contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, production techniques, research and development activities, inventions, discoveries, and improvements, and

(iii)human resources and personnel information.

(d)No Disparagement – Following the Termination Date, I will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage the Corporation or its directors, officers, employees, technology, products or services with respect to any matter whatsoever.

(e)Cooperation in Litigation and Investigations – Following the Termination Date, I will, to the extent reasonably requested, cooperate with the Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of my employment with the Corporation, I reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this PECA, nothing in this PECA shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

Award Date: July 27, 2020

(f)Communications with Regulatory Authorities – Nothing in this PECA prohibits or restricts me (or my attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission or any other federal or state regulatory authority regarding a possible securities law violation.

(g)Notice under the Defend Trade Secrets Act – Notwithstanding anything in this PECA to the contrary:

(i)I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)If I file a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, I may disclose the Corporation’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

2.Consideration and Acknowledgement. I acknowledge and agree that the benefits and compensation opportunities being made available to me under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to me in connection with my employment by the Corporation and that the grant of the RSUs is expressly made contingent upon my agreements with the Corporation set forth in this PECA. I acknowledge that the scope and duration of the restrictions in Section 1 are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to me under the Award Agreement. I further acknowledge and agree that as a result of the high level executive and management positions I hold with the Corporation and the access to and extensive knowledge of the Corporation's Confidential or Proprietary Information, employees, suppliers and customers, these restrictions are reasonably required for the protection of the Corporation's legitimate business interests, including, but not limited to, the Corporation’s Confidential or Proprietary Information.

3.Remedies For Breach of Section 1; Additional Remedies of Clawback and Recoupment.

(a)I agree, upon demand by the Corporation, to forfeit, return or repay to the Corporation the “Benefits and Proceeds” (as defined below) in the event any of the following occur:

(i)I breach any of the covenants or agreements in Section 1;

(ii)The Corporation determines that either (a) my intentional misconduct or gross negligence, or (b) my failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation, contributed to the Corporation having to restate all or a portion of its financial statements filed for any period with the Securities and Exchange Commission;

Award Date: July 27, 2020

(iii)The Corporation determines that I engaged in fraud, bribery or any other illegal act or that my intentional misconduct or gross negligence (including the failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation) contributed to another person’s fraud, bribery or other illegal act, which in any such case adversely affected the Corporation’s financial position or reputation;

(iv)The Corporation determines that my intentional misconduct or gross negligence caused severe reputational or financial harm to the Corporation;

(v)The Corporation determines that I misappropriated Confidential or Proprietary Information, as defined in Section 1(c), and I (A) intended to use the misappropriated Confidential or Proprietary Information to cause severe reputational or financial harm to the Corporation or (B) used the misappropriated Confidential or Proprietary Information in a manner that caused severe reputational or financial harm to the Corporation; or

(vi)Under such other circumstances specified by final regulation issued by the Securities and Exchange Commission entitling the Corporation to recapture or clawback “Benefits and Proceeds” (as defined below).

(b)The remedy provided in Section 3(a) shall not be the exclusive remedy available to the Corporation for any of the conduct described in Section 3(a) and shall not limit the Corporation from seeking damages or injunctive relief. For purposes of Section 3(a), a determination by the Corporation means, with respect to an Elected Officer, a determination by the Management Development and Compensation Committee of the Board of Directors of the Corporation (the “Committee”) and, with respect to any other employee, a determination by a review committee consisting of the Senior Vice President, Human Resources, the Senior Vice President, Ethics and Enterprise Assurance, and the Senior Vice President, General Counsel and Corporate Secretary (the “Review Committee”).

(c)For purposes of this Section 3, “Benefits and Proceeds” means (i) to the extent I own Stock issued in respect of vested RSUs, such Stock; (ii) to the extent I no longer own the shares of Stock of the Corporation issued in respect of the RSUs, cash in an amount equal to the greater of (x) the value of such Stock on the date the associated RSUs vested (which, unless otherwise determined by the Committee or the Review Committee, shall be equal to the closing price of the shares of Stock as finally reported by the New York Stock Exchange on such date), and (y) the proceeds received in connection with the disposition of such Stock; and (iii) to the extent I have not earned the RSUs fully, all of my remaining rights, title or interest in my Award and any accrued dividend equivalents with respect thereto.

4.Injunctive Relief. I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Section 1 or the conduct described in Section 3(a), and, therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including but not limited to, an action under Section 3(a), the Corporation shall be entitled to the granting

Award Date: July 27, 2020

of injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of the posting of any bond or similar security.

5.Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of this PECA shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of this PECA is adjudicated to be invalid or unenforceable, this PECA shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

6.Definitions. Capitalized terms not defined in this PECA have the meaning given to them in the Plan, as applicable. For purposes of this PECA, the following terms have the meanings given below:

(a)“Restricted Company” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, Raytheon Technologies Corporation, Honeywell International Inc., BAE Systems Inc., L3Harris Technologies, Inc., Thales, Airbus Group, Inc., Textron Inc., Leonardo SpA, Leidos Holdings, Inc. and (i) any entity directly or indirectly controlling, controlled by, or under common control with any of the foregoing, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction, or as a result of a name change.

(b)“Competitive Products or Services” means products or services that compete with, or are an alternative or potential alternative to, products sold or services provided by a subsidiary, business area, division or operating unit or business of the Corporation as of the Termination Date and at any time within the two-year period ending on the Termination Date; provided, that, (i) if I had direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided during that two-year period by the subsidiary, business area, division or operating unit of the Corporation for which I had responsibility, and (ii) if I did not have direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided by a subsidiary, business area, division or operating unit of the Corporation for which I had access (or was required or permitted such access in the performance of my duties or responsibilities with the Corporation) to Confidential or Proprietary Information of the Corporation at any time during the two-year period ending on the Termination Date.

(c)“Required Approver” means:

(i)with respect to the Chief Executive Officer and President, the Management Development and Compensation Committee of the Corporation’s Board of Directors;

(ii)with respect to any Elected Officer (other than the Chief Executive Officer and President), the Corporation’s Chief Executive Officer; or

Award Date: July 27, 2020

(iii)with respect to all other employees, the Senior Vice President, Human Resources of the Corporation.

(d)“Elected Officer” means an officer of the Corporation who was elected to his or her position by the Corporation’s Board of Directors.

7.Miscellaneous.

(a)The Plan, the Award Agreement (with Exhibit B) and this PECA constitute the entire agreement governing the terms of the award of the RSUs to me.

(b)This PECA shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any enforcement of, or challenge to, this PECA may only be brought in the United States District Court for the District of Maryland, unless it is determined that such court does not have subject matter jurisdiction, in which case any such enforcement or challenge must be brought in the Circuit Court of Montgomery County in the State of Maryland.  Both parties consent to the proper jurisdiction and venue of such court, as applicable, for the purpose of enforcing or challenging this PECA. This Section 7(b) shall not apply to residents of California.

(c)This PECA shall inure to the benefit of the Corporation’s successors and assigns and may be assigned by the Corporation without my consent.

(d)This PECA provides for certain obligations on my part following the Termination Date and shall not, by implication or otherwise, affect in any way my obligations to the Corporation during the term of my employment by the Corporation, whether pursuant to written agreements between the Corporation and me, the provisions of applicable Corporate policies that may be adopted from time to time or applicable law or regulation.

This PECA is effective as of the acceptance by me of the award of RSUs under the Award Agreement and is not contingent on the vesting of my RSUs.

Award Date: July 27, 2020

Exhibit B

Stock Ownership Requirements

Lockheed Martin’s Stock Ownership Requirements for Key Employees apply to all senior level positions of Vice President and above. This reflects the expectations of our major shareholders that management demonstrate its confidence in Lockheed Martin through a reasonable level of personal share ownership. This practice is consistent with other major U.S. corporations which link some portion of personal financial interests of key employees with those of shareholders.

Stock Ownership Requirements

Title	Annual Base Pay Multiple
Executive Chairman; President and Chief Executive Officer	6 times
Chief Operating Officer; Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Senior Vice Presidents	2 times
Other Elected Officers	2 times
Other Vice Presidents	1 times

Satisfaction of Requirements

Covered employees may satisfy their ownership requirements with common stock in these categories:

•Shares owned directly.
•Shares owned by a spouse or a trust.
•Shares represented by monies invested in 401(k) Company Common Stock Funds or comparable plans.
•Share equivalents as represented by income deferred to the Company Stock Investment Option of the Deferred Management Incentive Compensation Plan (DMICP).
•Unvested Restricted Stock Units.

Key employees will be required to achieve the appropriate ownership level within five years and are expected to make continuous progress toward their target. Appointment to a new level will reset the five year requirement. Unexercised options prior to vesting are not counted toward meeting the guidelines.

Holding Period

Covered employees must retain net vested Restricted Stock Units and Performance Stock Units and the net shares resulting from any exercise of stock options if the ownership requirements are not yet satisfied.

Covered employees are asked to report annually on their progress toward attainment of their share ownership goals.